EXHIBIT 99.1

NEWS RELEASE DATED JUNE 17, 2009

[CTA INTEGRATED COMMUNICATIONS LETTERHEAD]

♦NEWS♦

FOR RELEASE:  June 17, 2009

PetroHunter Energy Corporation Closes Sale of Beetaloo Basin Interest

Denver, Colo. – June 17, 2009 – PetroHunter Energy Corporation (OTC BB: PHUN) today announced it closed the transaction to sell and assign an undivided 25% working interest in PetroHunter’s four exploration permits covering seven million acres in the Beetaloo Basin of the Northern Territory, Australia, to Falcon Oil & Gas Ltd., a non-arm’s length party.  As PetroHunter had sold a 50% working interest in this prospect to Falcon in September 2008, this increases Falcon’s working interest to 75%.  With the sale of the additional interest, Falcon’s Australian subsidiary will now be the operator of the Beetaloo Basin project.

As consideration for the additional working interest, Falcon relieved PetroHunter from the $5 million loan made in October 2008 and released the collateral securing that loan, assumed current PetroHunter payables related to the Beetaloo Basin project in the amount of AUD$1.5 million (approximately US$1.18 million), and reassigned Falcon’s 25% working interest in five wells (including the 40-acre tract surrounding each well) located in PetroHunter’s Buckskin Mesa project in the Piceance Basin in Rio Blanco County, Colorado, back to PetroHunter.   Falcon had acquired the 25% working interest in the five Buckskin Mesa wells in November 2008.  In addition, Falcon assigned its rights to approximately $855,000 of completion capital remaining from the Buckskin Mesa project to PetroHunter.

In addition to transferring the additional 25% working interest, PetroHunter assigned to Falcon its Beetaloo project inventory and its operator bonds, and indemnified Falcon against claims and liabilities relating to plugging, abandonment and site reclamation costs for the five Buckskin Mesa wells.

This transaction provides PetroHunter with access to 26.1 million shares of Falcon stock that had been previously restricted.  PetroHunter has placed these shares in an escrow account which will provide for scheduled releases of the shares.

Shareholder Relationship and Director Relationship

Marc A. Bruner, the Chairman, CEO and President of Falcon, continues to be a significant shareholder of PetroHunter.  The negotiation and entering into of the non-binding letter of intent and the definitive agreements were governed by a committee of the independent directors of Falcon.

Carmen J. Lotito, a director of PetroHunter, is a director of Falcon Oil & Gas Australia Pty Ltd., Falcon’s subsidiary that owns the 75% working interest.  PetroHunter has advised

Falcon that Mr. Lotito abstained from voting when the PetroHunter Board of Directors voted to approve the agreement.

About PetroHunter Energy Corporation

PetroHunter Energy Corporation, through the operations of its wholly-owned subsidiaries, PetroHunter Operating Company and Sweetpea Petroleum Pty Ltd, is a global oil and gas exploration and production company with primary assets consisting of various oil and gas leases and related interests, including approximately 20,000 net mineral acres in Colorado and an undivided 25% working interest in four Exploration Permits in the Northern Territory, Australia, consisting of approximately 7,000,000 net acres. For more information please visit www.petrohunterenergy.com.

About Falcon Oil & Gas Ltd.

Falcon Oil & Gas Ltd. is a British Columbia corporation in the business of oil and gas exploration and production. It has operations in Hungary through its wholly owned subsidiary TXM Oil and Gas Exploration, LLC, in Romania through its wholly owned subsidiary JVX Energy Corporation, in Colorado through its wholly owned subsidiary Falcon Oil & Gas USA, Inc., and in Australia through its wholly owned subsidiary Falcon Oil & Gas Australia Pty Ltd.  Further information about Falcon is available at www.falconoilandgas.com.

Contacts:
PetroHunter Energy Corporation
Corporate Address
1600 Stout Street, Suite 2000
Denver, Colorado 80202 USA
Phone (303) 572-8900, Fax (303) 889-8371

Kyle L. WhiteJohnson
Executive Vice President
(303) 572-8900

Investor Relations & Media Contact:
CTA Integrated Communications
Shirley Thompson, President & CEO
(303) 665-4200

Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which PetroHunter Energy Corporation, or any of its subsidiaries, has little or no control.
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